                                                FILED PURSUANT TO RULE 424(B)(3)
                                            REGISTRATION STATEMENT NO. 333-61823

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED NOVEMBER 13, 1998, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT NO. 1 DATED FEBRUARY 11, 1999 AND PROSPECTUS SUPPLEMENT NO. 2 DATED MAY 10, 1999)

                                  $75,000,000

                               GETTY IMAGES, INC.
                      4.75% CONVERTIBLE SUBORDINATED NOTES
                                    DUE 2003

     This Prospectus Supplement supplements information contained in that certain prospectus dated November 13, 1998, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $75,000,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The line item "Hambrecht & Quist, LLC.....100,000, 3,508, 3,508" contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in its entirety and replaced with the following:

Hambrecht & Quist, LLC*....................................  30,000   1,052   1,052

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* Hambrecht & Quist, LLC has in the past, and from time to time, performs investment banking services for the Company for which it receives customary fees.

 All information provided in this Prospectus Supplement is as of July 28, 1999.
           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS August 2, 1999.